Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

TREDEGAR FILMS UNIT TO CLOSE PLANT; EXPECTS
LOWER SECOND-QUARTER PROFITS

RESTRUCTURING EFFORTS TO YIELD $7 MILLION IN ANNUAL SAVINGS

         RICHMOND, Va., June 16, 2003 -- Tredegar Corporation (NYSE:TG) announced that its films plant in New Bern, NC, is scheduled to close in mid-2004. The company also said its films business will not achieve the $12 million profit level that had been expected in the second quarter due to higher costs associated with raw materials, lower than expected volumes from a seasonal customer, and higher manufacturing costs on certain new products. The company said profits in the films unit should improve over second-quarter results during the remainder of 2003, and that it expects to realize at least $7 million in annual savings as a result of the plant closing and other cost reduction efforts at corporate and division levels.

        Norman A. Scher, Tredegar’s president and chief executive officer, said: “We regret the impact of the plant closing on our employees in New Bern, but we must continue to reduce costs and align capacity with the demands of our global customer base. We believe the second quarter is the low point for our films business in 2003, and remain confident about its growth prospects. Resin prices appear to have peaked, the new business we’ve been anticipating is coming in, and the inefficiencies associated with certain new product start-ups are being addressed. In addition, we’ll continue our aggressive pursuit of cost reductions throughout Tredegar, which is beginning to yield tangible results.”

        Tredegar added that a key part of its strategy in its films business is to provide regional manufacturing capacity for its global customer base. In April, the company announced that it plans to build a new plant in Guangzhou, China, to meet growing demand for its products in Asia.

        As a result of the shutdown, Tredegar expects to recognize charges totaling approximately $6.5 million ($4.2 million or 11 cents per share after taxes) over the next year. The company said the cost reductions associated with this plant closing are expected to be at least $3 million in 2004 and $4 million per year thereafter.

        Tredegar also expects to recognize charges totaling $3.2 million ($2 million or 5 cents per share after taxes) related to other cost reduction efforts at corporate and division levels. The company said these efforts should result in savings of at least $1.5 million in 2003 and $3 million per year thereafter.

         Tredegar Film Products is a major supplier of apertured, elastic and breathable materials for use in personal care markets. Primary applications include diapers and feminine hygiene products. It also produces films for a variety of packaging and specialty markets. The subsidiary had sales of $377 million in 2002 and employs approximately 1,100 people. Upon completion of the New Bern shutdown, which employs 80 people, Tredegar Film Products will have four production facilities in the U.S., two in South America, three in Europe and two in China.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

         The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

        Tredegar Film Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2002. Its success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products. Our ability to grow this business and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

        Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues.

         Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

        Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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